Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145 USA

FOR RELEASE: CONTACT:	Immediately James R. Jaye Director, Communications & Investor Relations 440.414.5639

Jim.Jaye@nordson.com

Nordson Corporation Expands Fluid Management Capabilities for Medical Markets with Agreement to Acquire Avalon Laboratories

•	Avalon is a leading designer and manufacturer of highly-specialized, single-use catheters and specialty medical tubing products for cardiology, pulmonology and related applications

Westlake, Ohio, USA – August 4, 2014 — Nordson Corporation (Nasdaq: NDSN) has entered into a definitive agreement to acquire Los Angeles, California based Avalon Laboratories Holding Corp., a leading designer and manufacturer of highly specialized catheters and medical tubing products for cardiology, pulmonology and related applications.

“Avalon is a high performing growth company with best in class products that are highly complementary to Nordson’s existing lines of highly engineered, single-use plastic components for fluid management in medical applications,” said Michael F. Hilton, Nordson President and CEO. “In line with our strategy of expanding in the growing global medical market, Avalon brings Nordson another stream of high value recurring revenue and further reduces our exposure to more cyclical end markets. The company has generated double digit compound annual growth rates in revenue and EBITDA since 2008 through a combination of innovative products, unique intellectual property, process know-how, strong customer relationships, and scalable low cost manufacturing. We expect to build on the current strong performance of Avalon by leveraging Nordson’s scale, global footprint and continuous improvement competencies.”

Founded in 1990, Avalon will operate as part of Nordson’s Advanced Technology Systems segment. The company employs approximately 400 employees at its headquarters in Los Angeles, California and at an FDA and ISO 13485 registered manufacturing facility in Guaymas, Mexico. The company is differentiated by its proprietary Polymer Solution CastingTM manufacturing technology which allows the company to produce seamless one piece tubing of varying wall thicknesses and in complex geometric designs. The technology also enables Avalon to embed specialized customer-specific features within its tubing, including multiple lumen, kink resistance and advanced imaging capabilities.

Avalon products are used in life-critical procedures during surgeries where they are inserted directly into a patient’s arteries or veins and most commonly connected to extracorporeal support systems to maintain oxygen circulation and preserve life. While critical to the success of these procedures, Avalon products typically are a small portion of total procedure costs. The company serves leading blue-chip OEM customers within its current cardiology and pulmonology market segments and has begun to expand its offerings into adjacent endovascular, bariatrics, tracheostomy, endoscopy, non-vascular stent and ophthalmic market segments.

The $180 million purchase price, subject to adjustment as provided in the purchase agreement, is expected to be financed with availability under existing credit facilities. The transaction is expected to close within the next two weeks pending customary closing conditions. Nordson expects the acquisition to be accretive to earnings in the first full year of operation. Additional financial information will be provided following the closing of the transaction.

Nordson Corporation delivers precision technology solutions that help customers succeed worldwide. The company engineers, manufactures and markets differentiated products and systems used for precision dispensing of adhesives, coatings, sealants, biomaterials, fluids and other materials, plastic extrusion and injection molding, electronics testing and inspecting, and surface preparation, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson—Corp, or www.facebook.com/nordson.

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